Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into effective as of June 1, 2019, by and between SCWorx Corp., a Delaware corporation (the “Company”), and James T Schweikert, an individual and resident of the State of Ohio (the “Executive”).

In consideration of the mutual covenants and undertakings herein contained, the parties, each intending to be legally bound, agree as follows:

1.           Employment. Upon the terms and subject to the conditions set forth in this Agreement, the Company employs Executive as the Company’s Chief Operating Officer, and Executive accepts such employment. The Executive will report to the Company’s Chief Executive Officer .

2.           Position. Executive agrees to serve as Chief Operating Officer of the Company and to perform such duties as are commensurate with such office, including the oversight and management of the day-to-day administrative and operational functions of the Business. The Executive will devote substantially all his business time and efforts to the Company and the Company’s business and will not engage in other business activities without the Company’s prior consent, whether or not such business activity is pursued for profit, gain or other pecuniary advantage. Nothing herein will prevent Executive from engaging in investment activities unrelated to the Company’s business for his own account. As used in this Agreement “Business” means the business of promoting, and otherwise commercializing the Company’s SaaS business to the health care industry and the commercial exploitation of related products, services and markets.

3.           Term. The term of this Agreement will begin on June 1, 2019 (the “Effective Date”) and will end on the three-year anniversary of such date (the “Term”). The Term will automatically renew for renewal periods of one year each unless either party gives the other written notice of intent not to renew at least ninety (90) days prior to such date. The parties hereto agree that, upon the expiration of the Term, the Executive’s employment with the Company will terminate and the Executive will not be entitled to any further compensation, except as otherwise expressly provided in this Agreement. The Company will be under no obligation whatsoever to renew or continue the employment of the Executive beyond the Term.

4.           Salary.

(a)         Compensation. Executive will receive a salary of two hundred and fifty thousand dollars ($250,000) per year (“Base Compensation”), pro-rated for partial years, payable at regular intervals in accordance with the Company’s normal practices in effect from time to time. Salary payments shall be subject to all applicable federal and state withholding, payroll, and other taxes, and all applicable deductions for benefits as may be required by law. Base Compensation and the benefits set forth under Section 5 below will commence on the Effective Date. Executive’s Base Compensation will be reviewed annually by the compensation committee of the Board of Directors (the “Committee”) and Executive will be eligible for consideration for merit-based increases to Base Compensation as determined by the Committee in its sole discretion, it is the intention of the Company to increase the Executive’s Base Compensation on the first anniversary of the Term provided the Company achieves certain financial milestones to be agreed upon by the Company and the Executive.

(b)         Bonus. In addition to Base Salary, Executive shall be awarded $150,000 of restricted stock (RSU) priced at the market price under the Company’s Second Amended and Restated 2016 Equity Incentive Plan (the “Plan”), on the effective date which shall vest on January 2, 2020. Executive shall be eligible to receive discretionary performance-based bonuses during the Term as determined by the Committee. Any bonus and any equity consideration to be provided to Executive shall be reviewed and determined by the Committee on an annual basis to set performance criteria for purposes of compliance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

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(c)         Equity Compensation. On the Effective Date, the Executive will be awarded 225,000 RSUs priced at the market price under the Company’s Second Amended and Restated 2016 Equity Incentive Plan, and otherwise on such terms and subject to such conditions as the Committee shall determine, which shall vest annually over a term of three years. Executive may, as determined by the Committee in its discretion, periodically receive additional grants of stock options, restricted stock or other equity-related awards under the Plan or under any other equity compensation plan authorized by the Board from time to time, subject to the terms and conditions thereof. Upon a Change of Control (as defined in the Plan), all unvested stock options granted pursuant to this Agreement will immediately vest.

5.           Benefit Programs.

(a)	During the Term, Executive will be entitled to participate in or receive benefits as follows:

(i)	health and dental insurance pursuant to the Company’s current or future plans and policies (premium for only Executive to be paid by Company);

(ii)	reimbursement of reasonable out-of-pocket relocation expenses ;

(ii)	participation in Company 401(k) plan with Company match of Executive’s contribution on a dollar-for-dollar basis for the first 3% of Executive’s Base Compensation; and

(iii)	participation in any other Executive benefit plan of the Company provided to all employees of the Company on the same terms as other employees of the Company based on tenure and position.

All benefits will be pursuant to programs or arrangements made available by the Company on the date of this Agreement and from time to time in the future to the Company’s other employees on a basis consistent with the terms, conditions and overall administration of the foregoing plans, programs or arrangements and with respect to which Executive is otherwise eligible to participate or receive benefits. Executive acknowledges such benefits are subject to change as and when changed by the Company generally.

(b)          During the Term, the Company will provide Executive with a Company owned or leased computer and printer and supplies for Company purposes, and home office high-speed internet.

(c)          During the Term, the Company will provide Executive with a mobile smart phone and either pay directly or reimburse Executive for the cost of a reasonable plan for Executive’s use on behalf of the Company.

(d)          The items provided in connection with paragraphs (b) and (c) will be returned by Executive to the Company upon any termination of this Agreement.

6.           General Policies.

(a)          So long as the Executive is employed by the Company pursuant to this Agreement, Executive will receive reimbursement from the Company, as appropriate, for all reasonable business expenses incurred by Executive in accordance with Company policies and in the course of his employment by the Company, upon submission to the Company of written vouchers or documented receipts and statements for reimbursement.

(b)          During the Term, the Executive will be entitled to four weeks of paid vacation, which will be utilized at such times when his absence will not materially impair the Company’ s normal business functions. In addition to the vacation described above, Executive also will be entitled to all paid holidays customarily given by the Company to its employees.

(c)          All other matters relating to the employment of Executive by the Company not specifically addressed in this Agreement will be subject to the general policies regarding employees of the Company in effect from time to time.

7.           Termination of Employment.

Executive’s employment by the Company and this Agreement may be terminated before the expiration of the Term, without breach of this Agreement, in accordance with the provisions set forth below:

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7.1         Termination by the Company for Cause. The Company may terminate Executive’s employment and this Agreement for Cause (as defined below), but only after: (i) giving Executive written notice of the failure or conduct which the Company believes to constitute Cause; and (ii) with respect to elements (c) through (e) below, providing Executive a reasonable opportunity, and in no event more than twenty (20) days, to cure such failure or conduct, unless the Board determines in its good faith judgment that such failure or conduct is not reasonably capable of being cured. In the event Executive does not cure the alleged failure or conduct within the time frame provided for such cure by the Company, the Company shall send the Executive written notice specifying the effective date of termination. The failure by the Company to set forth in the notice referenced in this Section 7.1 any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company to assert, or preclude the Company from asserting, such fact or circumstance in enforcing its rights hereunder. For purposes of this Agreement, the term “Cause” means:

(a)          conviction of a felony or a crime involving fraud or moral turpitude; or

(b)          theft, material act of dishonesty or fraud, intentional falsification of any employment or Corporation records, or commission of any criminal act which impairs participant’s ability to perform appropriate employment duties for the Corporation; or

(c)           intentional or reckless conduct or gross negligence materially harmful to the Corporation or the successor to the Corporation after a Change in Control, including violation of a non-competition or confidentiality agreement; or

(d)          willful failure to follow lawful instructions of the person or body to which participant reports; or

(e)          gross negligence or willful misconduct in the performance of participant’s assigned duties.  Cause shall not include unsatisfactory performance in the achievement of Executive’s job objectives, unless Executive fails to cure such unsatisfactory performance as provided above.

If the Company terminates Executive’s employment for Cause, then Executive shall be entitled to receive the payments and benefits set forth in Section 8.1 below.

The Company may suspend Executive with pay pending an investigation authorized by the Company or a governmental authority or a determination whether Executive has engaged in acts or omissions constituting Cause, and such paid suspension shall not constitute Good Reason or a termination of Executive’s employment.

7.2         Termination by the Company Without Cause.

(a)         The Company may terminate the employment of Executive and this Agreement at any time during the Term of this Agreement without Cause by giving Executive written notice of such termination, to be effective upon the giving of such written notice, in which case Executive shall receive the compensation, severance, and benefit continuation required by Section 8.3 below; provided, however, that if Company terminates Executive’s employment without Cause during the Protection Period (as defined below), then Executive shall be entitled to receive the payments and benefits set forth in Section 8.4 below.

(b)         For purposes of this Agreement, the term “Protection Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the second anniversary of the first occurrence of the Change in Control, and (ii) the Term of this Agreement; and the six (6) month period prior to such Change in Control date if the Executive is terminated without Cause or terminates for Good Reason and in either case such termination (x) was requested by the third party that effectuates the Change in Control, or (y) occurs in connection with or in anticipation of a Change in Control, it being agreed that any such action taken following stockholder approval of a transaction which if consummated would constitute a Change in Control shall be deemed to be in anticipation of a Change in Control provided such transaction is actually consummated.

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7.3         Termination by the Company Due to Inability to Perform or Death.

(a)         The Company may terminate the employment of Executive and this Agreement at any time during the Term of this Agreement, to the extent permitted by law, upon thirty (30) days’ notice to Executive in the event of Executive’s Inability to Perform. For this purpose, the term “Inability to Perform” means and shall be deemed to have occurred if Executive has been determined under the Company’s long- term disability plan to be eligible for long-term disability benefits or, in the event the Company does not maintain such a plan or in the absence of Executive’s participation in or application for benefits under such a plan, such term shall mean the inability of Executive, despite any reasonable accommodation required by law, due to bodily injury or disease or any other physical or mental incapacity, to perform the services required hereunder for a period of ninety (90) consecutive days; or

(b)         This Agreement shall be deemed terminated immediately upon the death of Executive.

7.4         Termination by Executive for Good Reason. Executive may terminate his employment and this Agreement at any time for Good Reason (as defined below). A termination of employment and this Agreement by Executive for Good Reason shall entitle Executive to payments and other benefits as specified in Section 8.3, unless such termination occurs during the Protection Period in which case the payments and benefits in Section 8.4 shall apply. For purposes of this Agreement, the term “Good Reason” means, subject to the notice and cure provisions herein, any of the following actions if taken without Executive’s prior written consent: (a) the assignment to the Executive of any duties materially inconsistent with the position in the Corporation that Executive held immediately prior to the assignment; (b) a Change of Control resulting in a significant adverse alteration in the status or conditions of Executive’s participation with the Corporation or other nature of Executive’s responsibilities from those in effect prior to such Change of Control, including any significant alteration in Executive’s responsibilities immediately prior to such Change in Control; (c) the failure by the Company to continue to provide the Executive with benefits substantially similar to those enjoyed by the Executive prior to such failure; or (d) any other action or inaction that constitutes a material breach by the Company of this Agreement. To exercise the option to terminate employment for Good Reason, Executive must provide written notice to the Company of Executive’s belief that Good Reason exists within sixty (60) days of the initial existence of the Good Reason condition, and that notice shall describe in reasonable detail the condition(s) believed to constitute Good Reason. The Company then shall have thirty (30) days to remedy the Good Reason condition(s). If not remedied within that 30-day period or if the Company notifies Executive that it does not intend to cure such condition(s) before the end of that 30-day period, Executive may submit a notice of termination to the Company; provided, however, that the notice of termination invoking Executive’s option to terminate employment for Good Reason must be given no later than sixty (60) days after the date the Good Reason condition first arose; otherwise, Executive shall be deemed to have accepted the condition(s), or the Company’s correction of such condition(s), that may have given rise to the existence of Good Reason.

7.5         Termination by Executive Without Good Reason. Executive may also terminate his employment and this Agreement without Good Reason by providing at least ninety (90) days’ written notice of such termination to the Company. In the event of a termination pursuant to this Section 7.5, Executive shall be entitled to payments and other benefits as specified in Section 8.1 below. At the Company’s option, the Company may accelerate the date of Executive’s termination of employment by paying to Executive the Base Salary and value of the benefits that Executive would have received during the period by which the date of termination is so accelerated and such acceleration shall not change the characterization of the termination by Executive as a termination without Good Reason.

7.6         Return of Confidential Information and Company Property. Upon termination of Executive’s employment for any reason, Executive shall immediately return all Confidential Information and other Company property to the Company.

8.           Effect of Termination.

8.1         Termination by the Company for Cause or Termination by Executive Without Good Reason.

In the event Executive’s employment and this Agreement are terminated pursuant to Sections 7.1 or 7.5 above:

(a)         The Company shall pay to Executive, or his representatives, on the date of termination of employment only that portion of the Base Salary and benefits provided in Section 4(a) that has been accrued through the date of termination, any accrued but unpaid vacation pay provided in Section 4(a), any accrued benefits provided in Section 5, and any expense reimbursements due and owing to Executive as of the date of termination; and

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(b)         Executive shall not be entitled to: (i) any other salary or compensation; (ii) any bonus pursuant to Section 4(b); (iii) any equity consideration pursuant to Section 4(c); nor (iv) any benefits pursuant to Section 5; and

(c)         Executive shall return the laptop computer and cellular telephone provided in Section 5 within five (5) business days of the date of termination.

8.2         Termination by the Company Due to Executive’s Inability to Perform or Death.

In the event Executive’s employment and this Agreement are terminated pursuant to Section 7.3 above, the Company shall pay to Executive, or his representatives, all of the following:

(a)         The payments, if any, referred to in Section 8.1(a) above as of the date of termination; and

(b)         Subject to compliance with Section 409A of the Code, an amount equal to the greater of (i) one hundred percent (100%) of Executive’s target bonus (if any) for the year in which the date of termination occurs, or (ii) a bonus for such year as may be determined by the Committee in its sole discretion. This amount shall be paid in the form of a lump sum, less applicable statutory deductions and withholdings, as soon as practicable after the date of termination, but no later than March 15 of the year immediately following the year in which the date of termination occurs; and

(c)         For a termination due to Inability to Perform only, then the Company shall pay Executive a severance equal to six (6) months of Executive’s Base Salary at the time of termination. This severance amount shall be paid to Executive in equal regular installments over the six (6) month period pursuant to the Company’s regular payroll periods, less applicable statutory deductions and tax withholdings. The first installment shall be paid to Executive on the first payroll period after the date of termination; and

(d)         Should Executive or his representatives timely elect to continue coverage under a group health insurance plan sponsored by the Company or one of its affiliates and timely make the premium payments, reimburse Executive on a monthly basis for the cost of continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or other applicable law for Executive and any eligible dependents until the earlier of (i) the date Executive is no longer entitled to continuation coverage under COBRA or (ii) for twelve (12) months after the date of termination.

8.3         Termination by the Company Without Cause and Without a Change in Control or by Executive for Good Reason Without a Change in Control. In the event Executive’s employment is terminated pursuant to Sections 7.2 or 7.4 above at any time in which there has not been a qualifying Change in Control termination, the Company shall pay Executive on the date of termination the payments referred to in Section 8.1(a) above, Executive shall also receive all of the following:

(a)         A severance package equal to the lesser of (i) six (6) months of Executive’s Base Salary at the time of termination and (ii) the Base Salary remaining under the Term of this Agreement. This severance amount shall be paid to Executive in equal regular installments over the term of the severance period pursuant to the Company’s regular payroll periods, less applicable statutory deductions and tax withholdings. The first installment shall be paid to Executive on the first payroll period after the date of termination; and

(b)         Subject to compliance with Section 409A of the Code, an amount equal to the greater of (i) (A) if the date of termination occurs between January 1 and June 30, then twenty-five percent (25%) of Executive’s target bonus (if any) for the year in which the date of termination occurs or (B) if the date of termination occurs between July 1 and December 31, then fifty percent (50%) of Executive’s target bonus (if any) for the year in which the date of termination occurs; and (ii) a bonus for such year as may be determined by the Committee in its sole discretion. This amount shall be paid in the form of a lump sum, less applicable statutory deductions and withholdings, as soon as practicable after the date of termination, but no later than March 15 of the year immediately following the year in which the date of termination occurs;

(c)         Should Executive or his representatives timely elect to continue coverage under a group health insurance plan sponsored by the Company or one of its affiliates and timely make the premium payments, reimburse Executive on a monthly basis for the cost of continued coverage under the COBRA for Executive and any eligible dependents until the earlier of (i) the date Executive is no longer entitled to continuation coverage under COBRA or (ii) for twelve (12) months after the date of termination; and

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Unless otherwise provided in the equity award agreement, all stock options and other stock incentive awards held by Executive will become fully vested and immediately exercisable and all restrictions on any restricted stock held by Executive will be removed; provided, however, Executive shall not be released from the black-out periods for the next financial reporting quarter following the date of termination or Securities Exchange Act of 1934, as amended (the “Exchange Act”), trading obligations typically required for an executive in this position .

8.4         Termination by the Company Without Cause After a Change in Control or by Executive for Good Reason After a Change in Control.

In the event Executive’s employment is terminated pursuant to Sections 7.2 or 7.4 above during the Protection Period, the Company shall pay Executive on the date of termination the payments referred to in Section 7.l (a) above, Executive shall also receive all of the following:

(a)         Subject to compliance with Section 409A of the Code, a severance package equal to one year of Executive’s Base Salary immediately prior to the Change in Control. This severance amount shall be paid to Executive in equal regular installments over a 12-month period pursuant to the Company’s regular payroll periods, less applicable statutory deductions and tax withholdings. The first installment shall be paid to Executive on the first payroll period after the date of te1mination and after the effective date of the Release ; and

(b)         Subject to compliance with Section 409A of the Code, an amount equal to the greater of (i) one hundred percent (100%) of Executive’s target bonus (if any) for the year in which the date of termination occurs or (ii) a bonus for such year as may be determined by the Committee in its sole discretion. This amount shall be paid in the form of a lump sum, less applicable statutory deductions and withholdings, as soon as practicable after the date of termination, but no later than March 15 of the year immediately following the year in which the date of termination occurs; and

(c)         A one-time cash payment equivalent to one year’s salary, less applicable statutory deductions and tax withholdings, to be paid within thirty (30) days of the date of termination; and

(d)         Should Executive or his representatives timely elect to continue coverage under a group health insurance plan sponsored by the Company or one of its affiliates and timely make the premium payments, reimburse Executive on a monthly basis for the cost of continued coverage under the COBRA for Executive and any eligible dependents until the earlier of (i) the date Executive is no longer entitled to continuation coverage under COBRA or (ii) for twelve (12) months after the date of termination; and

(e)         All stock options and other incentive awards held by Executive will become fully vested and immediately exercisable and all restrictions on any restricted stock held by Executive will be removed; provided, however, Executive shall not be released from the black-out periods for the next financial quarter following the date of termination or any restrictions imposed under the Securities act of 1933, as amended, or Securities Exchange Act of 1934, as amended, trading obligations typically required for an executive in this position.

9.           Non-Competition and Confidentiality Covenants. Executive and Company are party to that certain Non-Competition and Non-Solicitation Agreement, dated of even date herewith (the “Non-Competition Agreement”), attached hereto as Exhibit A, which is incorporated herein by reference. The Non-Competition Agreement contains, among other things, covenants of Executive respecting non-competition, non-solicitation and non-disclosure. Any breach of the Non-competition Agreement that is not cured as permitted therein shall be deemed a breach of this Section 9. The Non-Competition Agreement shall survive the termination of this Agreement pursuant to its terms.

10.         Notices. For purposes of this Agreement, notices and all other communications provided for herein will be in writing and will be deemed to have been given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	James T. Schweikert
[Omitted]
Cincinnati, OH 45244
Phone: [Omitted]

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If to the Company:	SCWorx Corp.
590 Madison Avenue, 21st Floor
New York, New York 10022
Attention: Marc Schessel
Phone: (212) 521-4268
Fax: (212) 521-4099

with copies to:

The Nossiff Law Firm, LLP
300 Brickstone Sq., Suite 201
Andover, MA 01810
Attention: John G. Nossiff, Esq.
Phone: (978) 409-2648
Email: Jnossiff@nossiff-law.com

or to such other address as either party hereto may have furnished to the other party in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

11.         Governing Law. The validity, interpretation, and performance of this Agreement will be governed by the laws of the State of Delaware, without reference to the choice of law principles or rules thereof, except to the extent that federal law will be deemed to apply.

12.         Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by the Company and the Executive. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time. No agreements or representation, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

13.         Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement which will remain in full force and effect.

14.         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement.

15.         Assignment. This Agreement is personal in nature and Executive may not, without consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.

16.         Document Review. The Company and the Executive hereby acknowledge and agree that each (i) has read this Agreement in its entirety prior to executing it, (ii) understands the provisions and effects of this Agreement, (iii) has consulted with such attorneys, accountants and financial and other advisors as it or he has deemed appropriate in connection with their respective execution of this Agreement, and (iv) has executed this Agreement voluntarily and knowingly.

17.         Entire Agreement This Agreement (including Exhibit A) together with any understandings or modifications thereof as agreed to in writing by the parties, will constitute the entire agreement between the parties hereto regarding the subject matter of Executive’s employment with the Company.

18.         Representations and Covenants of Executive. Executive represents and warrants to the Company that: (a) he has full power and authority to enter into this Agreement, (b) the execution and delivery of this Agreement and the performance of his duties hereunder shall not result in a breach of, or constitute a default under, any agreement or obligation to which he may be bound or subject, (c) this Agreement represents a valid, legally binding obligation on him and is enforceable against him in accordance with its terms except as the enforceability of this Agreement may be subject to or limited by general principles of equity and by bankruptcy or other similar laws relating to or affecting the rights of creditors generally, and (d) the Executive has resigned from all positions as an employee, officer, director or executive of prior employers.

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19.         Representations and Covenants of the Company. The Company represents and warrants to the Executive that: (a) it has full power and authority to enter into this Agreement, (b) the execution and delivery of this Agreement and the performance of its duties hereunder shall not result in a breach of, or constitute a default under, any agreement or obligation to which he may be bound or subject, and (c) this Agreement represents a valid, legally binding obligation on the Company and is enforceable against him in accordance with its terms except as the enforceability of this Agreement may be subject to or limited by general principles of equity and by bankruptcy or other similar laws relating to or affecting the rights of creditors generally.

[Signature Page to Executive Employment Agreement Follows]

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[Signature Page to Executive Employment Agreement]

IN WITNESS WHEREOF, the parties have caused the Agreement to be executed and delivered as of the date first set forth above.

SCWorx Corp

By:	/s/Marc Schessel

Marc S. Schessel
CEO

/s/James T. Schweikert

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Exhibit A

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

THIS NON-COMPETITION AND NON-SOLICITATION AGREEMENT (the “Agreement”), dated as of June 1, 2019 (the “Effective Date”) is entered into by and between SCWorx Corp. , a Delaware corporation (“Company”) James T. Schweikert, an individual and resident of the State of Ohio (the “Executive”).

NOW, THEREFORE, in consideration of the employment or continued employment of the Executive by the Company, and the continued receipt and access to confidential, proprietary, and trade secret information associated with the Executive’s position with the Company, the Executive and the Company agree as follows:

1.           Confidentiality. Executive understands and agrees that in the course of providing services to the Company, Executive may acquire confidential and/or proprietary information concerning the Company’s operations, its future plans and its methods of doing business. Executive understands and agrees it would be extremely damaging to the Company if Executive disclosed such information to a competitor or made such information available to any other person. Executive understands and agrees that such information is divulged to Executive in strict confidence and Executive understands and agrees that Executive shall not use such information other than in connection with the Business and will keep such information secret and confidential unless disclosure is required by court order or otherwise by compulsion of law. In view of the nature of Executive’s employment with the Company and the information that Executive has received during the course of Executive’s employment, Executive also agrees that the Company would be irreparably harmed by any violation, or threatened violation of the agreements in this paragraph and that, therefor, the Company shall be entitled to an injunction prohibiting Executive from any violation or threatened violation of such agreements.

2.           Non-Competition and Non-Solicitation. The Executive acknowledges and agrees that the nature of the Company’s confidential, proprietary, and trade secret information to which the Executive has, and will continue to have, access to derives value from the fact that it is not generally known and used by others in the highly competitive industry in which the Company competes. The Executive further acknowledges and agrees that, even in complete good faith, it would be impossible for the Executive to work in a similar capacity for a competitor of the Company without drawing upon and utilizing information gained during employment with the Company. Accordingly, at all times during the Executive’s employment with the Company and for a period of one (1) year after termination, for any reason, of such employment, the Executive will not, directly or indirectly:

(a) Engage in any IT related Data Management/Content services business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than one percent (1%) of the outstanding capital stock of a company) that directly or indirectly competes with the Company’s business or the business of any of its subsidiaries anywhere in the United States; or

(b) Either alone or in association with others (i) solicit, or facilitate any organization with which the Executive is associated in soliciting, any employee of the Company or any of its subsidiaries to leave the employ of the Company or any of its subsidiaries; (ii) solicit for employment, hire or engage as an independent contractor, or facilitate any organization with which the Executive is associated in soliciting for employment, hire or engagement as an independent contractor, any person who was employed by the Company or any of its subsidiaries at any time during the term of the Executive’s employment with the Seller or the Company or any of their respective subsidiaries (provided, that this clause (ii) shall not apply to any individual whose employment with the Seller, the Company or any of its subsidiaries has been terminated for a period of one year or longer); or (iii) solicit business from or perform services for any customer, supplier, licensee or business relation of the Seller or the Company or any of their respective subsidiaries, induce or attempt to induce, any such entity to cease doing business with the Company or any of its subsidiaries; or in any way interfere with the relationship between any such entity and the Company or any of its subsidiaries.

3.           Return of Property. Executive understands and agrees that all business information, files, research, records, memoranda, books, lists and other documents and tangible materials, including computer disks, and other hardware and software that he receives during his employment, whether confidential or not, are the property of the Company, and that, upon the termination of his services, for whatever reason, he will promptly deliver to the Company all such materials, including copies thereof, in his possession or under his control. Any analytical templates, books, presentations, reference materials, computer disks and other similar materials already rightfully owned by the Executive prior to the Effective Date shall remain the property of the Executive and any copies thereof obtained by or provided to the Company shall be returned or destroyed in a manner similar acceptable to the Executive.

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4.           Not Employment Contract. The Executive acknowledges that this Non-Competition and Non-Solicitation Agreement does not constitute a contract of employment and, except as set forth in Executive Employment Agreement (to which this Agreement is ancillary), does not guarantee that the Company or any of its subsidiaries will continue his employment for any period of time or otherwise change the at-will nature of his employment.

5.           Interpretation. If any restriction set forth in Section 2 is found by any court of competent jurisdiction to be invalid, illegal, or unenforceable, it shall be modified to the minimum extent necessary to render the modified restriction valid, legal and enforceable. The parties intend that the non-competition and non-solicitation provisions contained in this Agreement shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America where this provision is intended to be effective.

6.           Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

7.           Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

8.           Equitable Remedies. The restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and its subsidiaries and are considered by the Executive to be reasonable for such purpose. The Executive agrees that any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefor, in the event of any such breach, the Executive agrees that the Company, in addition to such other remedies that may be available, shall be entitled to specific performance and other injunctive relief.

9.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Any action, suit, or other legal proceeding which is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Delaware (or, if appropriate, a federal court located within Delaware), and the Company and the Executive each consent to the jurisdiction of such a court.

7.           Term. This Agreement shall be effective on the Effective Date. This Agreement shall expire on [Expiry of employment agreement], provided the obligations of the Executive under Sections 2 shall survive for a period of one (1) year after expiration or termination. Notwithstanding the foregoing the obligations of the Executive under Sections 1 shall survive for two (2) years and Section 3 shall survive indefinitely.

8.           Certain Exclusions. The obligations stipulated in Section 1 of this Agreement shall not apply to confidential information which: (i) is, prior to disclosure, in the lawful possession of, or already known to, the Executive; (ii) has come into the public domain through no fault of the Executive; (iii) has been lawfully received from a third party without restrictions or breach of this Agreement; (iv) is independently developed by the Executive without any use of the confidential information of the Company; or (v) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body, subject to the Executive giving reasonable prior notice in writing to the Company to allow it to seek protective or other court orders.

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, HAS SOUGHT INDEPENDENT COUNSEL TO ADVISE HIM AS TO THE NATURE AND EXTENT OF HIS OBLIGATIONS HEREUNDER AND UNDERSTANDS AND AGREES TO ALL OF THE PROVISIONS IN THIS AGREEMENT.

[Signature Page to Non-Competition And Non-Solicitation Agreement Follows]

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[Signature Page to Non-Competition And Non-Solicitation Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

COMPANY:

SCWorx Corp.

By:	/s/Marc Schessel
Name: Marc S. Schessel

Title: CEO

EXECUTIVE:

/s/James T. Schweikert

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